News Release

For Immediate Release

LOCKHEED MARTIN ANNOUNCES SECOND QUARTER 2012 RESULTS

•	Net sales of $11.9 billion
•	Net earnings from continuing operations of $781 million
•	Earnings per diluted share from continuing operations of $2.38
•	Cash from operations of $845 million after pension contributions of $607 million
•	Increases 2012 outlook for operating profit, earnings per share, and cash from operations

BETHESDA, Md., July 24, 2012 – Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2012 net sales of $11.9 billion compared to $11.5 billion in 2011. Net earnings from continuing operations for the second quarter of 2012 were $781 million, or $2.38 per diluted share, compared to $748 million, or $2.16 per diluted share, in 2011. Cash from operations during the second quarter of 2012 was $845 million, after pension contributions of $607 million, compared to cash from operations of $894 million during the second quarter of 2011, after pension contributions of $325 million.

Consistent with prior periods, the second quarter of 2012 included a non-cash FAS/CAS pension adjustment of $208 million which reduced net earnings by $128 million, or $0.39 per diluted share, compared to a non-cash FAS/CAS pension adjustment of $230 million which reduced net earnings by $142 million, or $0.41 per diluted share, in 2011. The second quarter of 2011 also included special charges of $97 million related to workforce reductions at the Corporation’s Aeronautics and Space Systems business segments, and a tax benefit of $89 million from the resolution of certain tax matters, when combined, increased net earnings from continuing operations by $26 million, or $0.08 per diluted share.

“Our solid performance in the second quarter is a result of our responsive strategy and dedicated team that focus on delivering value to our customers and shareholders,” said Bob Stevens, Lockheed Martin chairman and chief executive officer.  “While the threat of sequestration has created uncertainty for our industry, we are maintaining an unwavering commitment to program execution and cost reduction throughout the organization.”

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Summary Reported Results

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

SUMMARY REPORTED RESULTS
(in millions, except per share data)
	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net sales	$11,921	$11,543	$23,214	$22,169

Operating profit
Business segment operating profit	$1,470	$1,351	$2,810	$2,522
Unallocated expense, net[1]
Non-cash FAS/CAS pension adjustment[2]	(208)	(230)	(415)	(461)
Special item – severance charges[3]	—	(97)	—	(97)
Stock-based compensation	(45)	(40)	(87)	(79)
Other, net	(17)	9	(96)	(28)
Total consolidated operating profit	$1,200	$993	$2,212	$1,857

Net earnings (loss) from
Continuing operations	$781	$748	$1,449	$1,304
Discontinued operations[4]	—	(6)	—	(32)
Net earnings	$781	$742	$1,449	$1,272

Diluted earnings (loss) per share from
Continuing operations	$2.38	$2.16	$4.41	$3.73
Discontinued operations[4]	—	(0.02)	—	(0.09)
Diluted earnings per share	$2.38	$2.14	$4.41	$3.64

Cash from operations	$845	$894	$1,303	$2,613

[1] Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and are included in “Unallocated expense, net.” Refer to the Corporation’s 2011 Annual Report on Form 10-K for a description of “Unallocated expense, net.”

[2] The non-cash FAS/CAS pension adjustment represents the difference between pension expense calculated in accordance with GAAP and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS).

[3] The severance charges for 2011 consist of amounts, net of state taxes, related to actions taken at the Corporation’s Aeronautics and Space Systems business segments. Severance charges for initiatives that are not material are included in business segment operating profit.

[4] Discontinued operations for 2011 include the operating results for Savi Technology, Inc. (Savi) and also Pacific Architects and Engineers, Inc. (PAE) through the date of its sale on April 4, 2011. Amounts related to discontinued operations during 2012 are not material and, accordingly, have been included in operating profit.

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2012 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, or special items until such transactions have been consummated or enacted. See the “Disclosure Regarding Forward-Looking Statements” discussion contained in this press release.

2012 FINANCIAL OUTLOOK
(in millions, except per share data)
	Current Update	April 2012

Net sales	$45,000 – $46,000	$45,000 – $46,000

Operating profit
Segment operating profit	$5,200 – $5,300	$5,075 – $5,175
Unallocated expense, net
Non-cash FAS/CAS pension adjustment	~ (835)	~ (835)
Stock-based compensation and other, net	~ (340)	~ (340)
Operating profit	$4,025 – $4,125	$3,900 – $4,000

Diluted earnings per share from continuing operations	$7.90 – $8.10	$7.70 – $7.90

Cash from operations[1]	> $3,900	> $3,800

[1] The Corporation’s 2012 financial outlook for cash from operations includes required contributions of $1.1 billion to its pension trust, which were completed during the first six months of 2012. The Corporation also anticipates recovering its pension contributions as CAS costs in 2012.

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Cash Deployment Activities

The Corporation deployed cash in 2012 by:

•	paying cash dividends of $326 million in the second quarter and $653 million during the year-to-date period;
•	repurchasing 2.2 million shares at a cost of $186 million in the second quarter and 4.9 million shares at a cost of $428 million during the year-to-date period;
•	making contributions to its qualified defined benefit pension plans of $607 million in the second quarter and $1.1 billion during the year-to-date period, which completes the Corporation’s required funding for 2012; and
•	making capital expenditures of $175 million in the second quarter and $306 million during the year-to-date period.

Segment Results

The Corporation operates in four business segments: Aeronautics; Electronic Systems; Information Systems & Global Solutions (IS&GS); and Space Systems. Operating profit for the business segments includes equity earnings (losses) from their investments because the operating activities of the investees are closely aligned with the operations of those segments. The Corporation’s equity investments primarily include United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

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The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

SEGMENT RESULTS
(in millions)
	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net sales
Aeronautics	$3,408	$3,390	$7,114	$6,542
Electronic Systems	3,866	3,780	7,475	7,262
Information Systems & Global Solutions	2,263	2,361	4,353	4,510
Space Systems	2,384	2,012	4,272	3,855
Total net sales	$11,921	$11,543	$23,214	$22,169

Operating profit
Aeronautics	$454	$397	$839	$725
Electronic Systems	526	478	1,067	910
Information Systems & Global Solutions	208	213	396	407
Space Systems	282	263	508	480
Total business segment operating profit	1,470	1,351	2,810	2,522
Unallocated expense, net	(270)	(358)	(598)	(665)
Total consolidated operating profit	$1,200	$993	$2,212	$1,857

In the discussion of comparative segment results, changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in segment operating profit based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s operating profit may be impacted by changes in estimated profit booking rates. Increases in the estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting, typically referred to as risk retirements, usually relate to revisions in the total estimated costs at completion that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated costs at completion and a reduction of the estimated profit booking rate. Increases or decreases in estimated profit booking rates are recognized in the current period and reflect the

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inception-to-date effect of such changes. Segment operating profit may also be impacted, favorably or unfavorably, by matters that are not accounted for using the percentage-of-completion method of accounting, such as the resolution of contractual matters, reserves for disputes, asset impairments and insurance recoveries, among others. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

The Corporations net adjustments not related to volume, including net profit rate adjustments and the resolution of contractual matters, increased segment operating profit by approximately 40 percent and 39 percent of total segment operating profit for the second quarter and first six months of 2012, respectively, and approximately 31 percent and 30 percent of total segment operating profit for the second quarter and first six months of 2011, respectively.

Aeronautics

(in millions)
	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net sales	$3,408	$3,390	$7,114	$6,542
Operating profit	$454	$397	$839	$725
Operating margins	13.3%	11.7%	11.8%	11.1%

Net sales in the Aeronautics business segment increased $18 million, or 1 percent, during the second quarter of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher net sales of approximately $200 million from increased production volume on F-35 Low Rate Initial Production (LRIP) contracts after considering the effect of the International Association of Machinists and Aerospace Workers strike which was settled on June 28, 2012; and about $130 million from F-16 programs primarily as a result of increased aircraft deliveries (10 F-16 aircraft delivered in the second quarter of 2012 compared to seven in the same 2011 period); while sales from C-130 programs remained comparable. Partially offsetting the increases were lower net sales of approximately $140 million from the F-35 development contract principally due to the inception-to-date effect of reducing the profit booking rate and to a lesser extent lower volume; about $115 million primarily due to a decrease in C-5M aircraft deliveries (no C-5M aircraft delivered in the second quarter of 2012 compared to one in the same 2011 period); approximately $40 million from the F-22 program due principally to decreased production as final aircraft deliveries were completed in the second quarter of 2012, partially offset by the resolution of a contractual matter; and about $20 million principally due to lower volume on other sustainment activities.

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Net sales in the Aeronautics business segment increased $572 million, or 9 percent, during the first six months of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher net sales of approximately $460 million from increased production volume on F-35 LRIP contracts after considering the effect of the strike; about $345 million from F-16 programs primarily as a result of increased aircraft deliveries (23 F-16 aircraft delivered in the first six months of 2012 compared to 12 in the same 2011 period) and to a lesser extent F-16 sustainment activities; and approximately $240 million principally due to increased C-130J aircraft deliveries (17 C-130J aircraft delivered in the first six months of 2012 compared to 13 in the same 2011 period); while sales from C-5 programs remained comparable. Partially offsetting these increases were lower net sales of about $215 million from the F-22 production program described in the preceding paragraph; approximately $170 million from the F-35 development contract due to the inception-to-date effect of reducing the profit booking rate and decreased volume; and about $85 million principally due to lower volume on other sustainment activities.

Operating profit in the Aeronautics business segment increased $57 million, or 14 percent, during the second quarter of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher operating profit of approximately $80 million from C-130 programs principally due to risk retirements on international production contracts; about $50 million from the resolution of a contractual matter on the F-22 production program; approximately $20 million due to risk retirements on F-35 LRIP contracts; and about $20 million from F-16 programs driven by increased aircraft deliveries. Operating profit from C-5 programs was comparable as the decline in profit from aircraft deliveries was largely offset by risk retirements on C-5 sustainment activities. Partially offsetting the increases were lower operating profit of approximately $85 million from the F-35 development contract principally due to the inception-to-date effect of reducing the profit booking rate to reflect lower estimated incentive fees on the contract; and about $25 million principally from lower profit booking rate adjustments on other sustainment activities. Adjustments not related to volume, including net profit rate adjustments and the resolution of the contractual matter described above, were approximately $35 million higher in the second quarter of 2012 as compared to the corresponding period in 2011.

Operating profit in the Aeronautics business segment increased $114 million, or 16 percent, during the first six months of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher operating profit of approximately $100 million from C-130 programs due to risk retirements on international production contracts, increased aircraft deliveries, and higher volume on sustainment activities; about $50 million from F-16 programs driven by increased aircraft deliveries; approximately $35 million

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from F-35 LRIP contracts due to increased risk retirements and production; about $20 million from C-5 programs due to increased risk retirements; and approximately $15 million from the F-22 production program principally including the $50 million resolution of the contractual matter partially offset by lower volume and risk retirements. Partially offsetting these increases were lower operating profit of about $85 million from the F-35 development contract principally due to the inception-to-date effect of reducing the profit booking rate; and about $20 million principally from lower profit booking rate adjustments on other sustainment activities. Adjustments not related to volume, including net profit rate adjustments and the resolution of the contractual matter described above, were approximately the same in the first six months of 2012 as compared to the corresponding period in 2011.

Electronic Systems

(in millions)
	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net sales	$3,866	$3,780	$7,475	$7,262
Operating profit	$526	$478	$1,067	$910
Operating margins	13.6%	12.6%	14.3%	12.5%

Net sales in the Electronic Systems business segment increased $86 million, or 2 percent, during the second quarter of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher volume and risk retirements of approximately $245 million from ship and aviation programs (Persistent Threat Detection System (PTDS), Littoral Combat Ship (LCS), MH-60) and about $65 million from tactical missile programs (Multiple Launch Rocket System (MLRS), Javelin). Partially offsetting these increases were lower net sales due to decreased volume on various programs including approximately $100 million from air defense programs (Patriot Advanced Capability-3 (PAC-3), Terminal High Altitude Area Defense (THAAD)); about $45 million from numerous programs, primarily training and logistics programs; approximately $40 million from fire control systems programs (Sniper, Target Acquisition Designation Sight/Pilot Night Vision Sensor (TADS/PNVS)); and about $40 million from integrated warfare systems and sensors programs (Aegis, DDG-1000).

Net sales in the Electronic Systems business segment increased $213 million, or 3 percent, during the first six months of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher volume and risk retirements of approximately $425 million from ship and aviation programs (PTDS, LCS, MH-60); and about $95 million from tactical missiles programs (Javelin). Partially offsetting the

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increase were lower net sales due to decreased volume of approximately $85 million from fire control systems programs (Sniper, TADS/PNVS); about $50 million from air defense programs (PAC-3, THAAD); approximately $60 million from integrated warfare systems and sensors programs (DDG-1000, Medium Extended Air Defense System); and about $110 million from various other programs, primarily training and logistics programs.

Operating profit in the Electronic Systems business segment increased $48 million, or 10 percent, during the second quarter of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher operating profit of approximately $60 million from ship and aviation programs (PTDS, Vertical Launching System (VLS)) as a result of increased risk retirements; approximately $20 million from tactical missile programs (MLRS) as a result of increased risk retirements; and about $50 million from the resolution of contractual matters. Partially offsetting these increases was lower operating profit of about $15 million from air defense programs (PAC-3, THAAD) due to decreased volume; and over $50 million from reducing profit booking rates on certain programs, including training and logistics programs, and a net increase in various costs, including severance. Adjustments not related to volume, including net profit rate adjustments and the resolution of contractual matters described above, were approximately $90 million higher in the second quarter of 2012 as compared to the corresponding period in 2011.

Operating profit in the Electronic Systems business segment increased $157 million, or 17 percent, during the first six months of 2012 as compared to the corresponding period in 2011. The increase was attributable to higher operating profit of approximately $135 million from ship and aviation programs (PTDS, VLS) as a result of increased risk retirements; about $70 million from tactical missiles programs (MLRS) due to increased risk retirements and volume; approximately $25 million from fire control systems programs as a result of increased risk retirements and volume; and about $50 million from the resolution of contractual matters. Partially offsetting these increases was lower operating profit of about $20 million for reserves on certain integrated warfare systems and sensors programs; and approximately $105 million from reducing profit booking rates on certain programs, including training and logistics programs, and a net increase in various costs, including severance. Adjustments not related to volume, including net profit rate adjustments and the resolution of contractual matters described above, were approximately $235 million higher in the first six months of 2012 as compared to the corresponding period in 2011.

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Information Systems & Global Solutions

(in millions)
	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net sales	$2,263	$2,361	$4,353	$4,510
Operating profit	$208	$213	$396	$407
Operating margins	9.2%	9.0%	9.1%	9.0%

Net sales in the IS&GS business segment decreased $98 million, or 4 percent, during the second quarter and $157 million, or 3 percent, during the first six months of 2012 as compared to the corresponding periods in 2011. The decreases in both periods were attributable to lower net sales of approximately $55 million during the second quarter and $120 million during the first six months due to cessation of the Airborne Maritime Fixed Station Joint Tactical Radio System program; about $40 million during the second quarter and $55 million during the first six months from the completion of the U.K. Census program in the fourth quarter of 2011; and approximately $35 million during the second quarter and $60 million during the first six months from the completion of the Outsourcing Desktop Initiative program for NASA. Partially offsetting the decreases were higher net sales as a result of increased activity on numerous programs, including net sales from an acquisition in the fourth quarter of 2011.

The declines in operating profit in the IS&GS business segment during the second quarter and first six months of 2012 as compared to the corresponding periods in 2011 were attributable to lower net sales. Adjustments not related to volume, including net profit rate adjustments, were about the same in the second quarter of 2012 as compared to 2011, and approximately $40 million higher in the first six months of 2012 as compared to the corresponding period in 2011.

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Space Systems

(in millions)
	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net sales	$2,384	$2,012	$4,272	$3,855
Operating profit	$282	$263	$508	$480
Operating margins	11.8%	13.1%	11.9%	12.5%

Net sales in the Space Systems business segment increased $372 million, or 18 percent, during the second quarter and $417 million, or 11 percent, during the first six months of 2012 as compared to the corresponding periods in 2011. The increases in both periods were attributable to higher net sales as a result of increased commercial satellite deliveries of approximately $285 million during both the second quarter and first six months (two deliveries in the second quarter and first six months of 2012 compared to none in the same 2011 periods); about $70 million during the second quarter and $130 million during the first six months due to increased production volume and risk retirements on the Orion Multi-Purpose Crew Vehicle program (Orion); and approximately $45 million during the second quarter and $50 million during the first six months due to increased volume on various strategic and defensive missile systems programs. Partially offsetting these increases were lower net sales of about $15 million during the second quarter and $35 million during the first six months from the NASA External Tank program, which ended in connection with the completion of the Space Shuttle program in the second quarter of 2011.

Operating profit in the Space Systems business segment increased $19 million, or 7 percent, during the second quarter and $28 million, or 6 percent, during the first six months of 2012 as compared to the corresponding periods in 2011. The increases in both periods were attributable to higher operating profit of approximately $45 million during the second quarter and $55 million during the first six months due to increased commercial satellite deliveries and risk retirements; and about $35 million during the second quarter and $40 million during the first six months primarily due to increased risk retirements on the Orion program. Partially offsetting these increases were lower equity earnings of $70 million during the second quarter and $80 million during the first six months of 2012. Adjustments not related to volume, including net profit rate adjustments described above, were approximately $35 million higher in the second quarter and $40 million higher in the first six months of 2012 as compared to the corresponding periods in 2011.

Total equity earnings recognized by the Space Systems business segment from ULA and USA represented about $10 million, or 4 percent, and approximately $50 million, or 10 percent, of this segment’s operating

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profit during the second quarter and first six months of 2012, respectively.  The level of equity earnings are expected to trend higher during the second half of 2012 as compared to the first half of 2012. During the second quarter and first six months of 2011, total equity earnings recognized by the Space Systems business segment from ULA and USA represented about $80 million, or 30 percent, and approximately $130 million, or 27 percent, respectively of this segment’s operating profit.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 30.1 percent and 29.9 percent during the second quarter and first six months of 2012, respectively, and 18.5 percent and 24.0 percent during the second quarter and first six months of 2011. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and dividends paid to certain defined contribution plans with an employee stock ownership plan feature. The effective income tax rates for the second quarter and first six months of 2011 also included the U.S. research and development tax credit that expired on Dec. 31, 2011. This benefit will not be incorporated into the Corporation’s 2012 outlook unless new legislation is enacted. In addition, the effective income tax rates for the second quarter and first six months of 2011 included a reduction to income tax expense of $89 million ($0.26 per diluted share for the second quarter and $0.25 per diluted share for the first six months) through the elimination of liabilities for unrecognized tax benefits as a result of the U.S. Congressional Joint Committee on Taxation completing its review of the IRS Appeals Division’s resolution of adjustments related to tax years 2003 through 2008.

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About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 120,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2011 were $46.5 billion.

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NEWS MEDIA CONTACT:	Jennifer Whitlow, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. E.T. on July 24, 2012. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: http://www.lockheedmartin.com/investor.

Disclosure Regarding Forward-Looking Statements

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings, and cash flows.  These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially due to factors such as:

•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to budgetary constraints, sequestration under the Budget Control Act of 2011, performance, cost, or other factors;
•	changes in government and customer priorities, requirements or contracting practices (including the potential for deferral, reduction or termination of programs);
•	quantity revisions to the F-35 program, including in the U.S. or internationally;
•	actual returns (or losses) on pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;

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•	materials availability and performance by key suppliers, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the effect of future legislation, rulemaking, and changes in accounting, tax, defense, and procurement policy or interpretations, or challenges to the allowability of costs incurred under government cost accounting standards (including potential corporate tax reform);
•	the impact of future acquisitions or divestitures, joint ventures, or teaming arrangements;
•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel and suppliers (including the potential for disruption associated with sequestration and related employee severance or supplier termination costs); and
•	economic, business, and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2011 Annual Report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to update or reconfirm its financial projections only by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of July 23, 2012.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

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Lockheed Martin Corporation

Consolidated Statements of Earnings 1

(unaudited; in millions, except per share data)

	Quarters Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011
Net sales	$11,921	$11,543	$23,214	$22,169
Cost of sales	(10,741)	(10,637)	(21,057)	(20,449)
Gross profit	1,180	906	2,157	1,720
Other income, net	20	87	55	137
Operating profit	1,200	993	2,212	1,857
Interest expense	(96)	(84)	(192)	(169)
Other non-operating income, net	13	9	48	28
Earnings from continuing operations before income taxes	1,117	918	2,068	1,716
Income tax expense	(336)	(170)	(619)	(412)
Net earnings from continuing operations	781	748	1,449	1,304
Net loss from discontinued operations [2]	—	(6)	—	(32)
Net earnings	$781	$742	$1,449	$1,272
Effective tax rate	30.1%	18.5%	29.9%	24.0%

Earnings (loss) per common share
Basic
Continuing operations	$2.41	$2.18	$4.47	$3.77
Discontinued operations	—	(0.02)	—	(0.09)
Basic earnings per common share	$2.41	$2.16	$4.47	$3.68

Diluted
Continuing operations	$2.38	$2.16	$4.41	$3.73
Discontinued operations	—	(0.02)	—	(0.09)
Diluted earnings per common share	$2.38	$2.14	$4.41	$3.64

Weighted average number of shares outstanding
Basic	324.5	342.8	324.3	345.6
Diluted	328.8	346.6	328.7	349.6

Common shares reported in stockholders' equity at end of period			322.2	333.2

[1]	The Corporation closes its books and records on the Sunday prior to the end of the calendar quarter to align its financial closing with its business processes. The interim financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on December 31.

[2]	Discontinued operations for 2011 include the operating results for Savi Technology, Inc. (Savi) and also Pacific Architects and Engineers, Inc. (PAE) through the date of its sale on April 4, 2011. Amounts related to Savi during 2012 are not material and, accordingly, have been included in operating profit.

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Lockheed Martin Corporation

Business Segment Net Sales, Operating Profit, and Operating Margins

(unaudited; in millions)

	Quarters Ended			Six Months Ended
	June 24, 2012	June 26, 2011	% Change	June 24, 2012	June 26, 2011	% Change
Net sales

Aeronautics	$3,408	$3,390	1%	$7,114	$6,542	9%
Electronic Systems	3,866	3,780	2%	7,475	7,262	3%
Information Systems & Global Solutions	2,263	2,361	(4)%	4,353	4,510	(3)%
Space Systems	2,384	2,012	18%	4,272	3,855	11%
Total net sales	$11,921	$11,543	3%	$23,214	$22,169	5%

Operating profit

Aeronautics	$454	$397	14%	$839	$725	16%
Electronic Systems	526	478	10%	1,067	910	17%
Information Systems & Global Solutions	208	213	(2)%	396	407	(3)%
Space Systems	282	263	7%	508	480	6%
Total business segment operating profit	1,470	1,351	9%	2,810	2,522	11%
Unallocated expense, net	(270)	(358)	(25)%	(598)	(665)	(10)%
Total consolidated operating profit	$1,200	$993	21%	$2,212	$1,857	19%

Operating margins

Aeronautics	13.3%	11.7%		11.8%	11.1%
Electronic Systems	13.6%	12.6%		14.3%	12.5%
Information Systems & Global Solutions	9.2%	9.0%		9.1%	9.0%
Space Systems	11.8%	13.1%		11.9%	12.5%
Total business segment operating margins	12.3%	11.7%		12.1%	11.4%

Total consolidated operating margins	10.1%	8.6%		9.5%	8.4%

16

Lockheed Martin Corporation

Selected Financial Data

(unaudited; in millions)

	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Unallocated expense, net
Non-cash FAS/CAS pension adjustment
FAS pension expense	$(486)	$(456)	$(971)	$(911)
Less: CAS expense	(278)	(226)	(556)	(450)
Non-cash FAS/CAS pension adjustment	(208)	(230)	(415)	(461)
Special item - severance charges[1]	—	(97)	—	(97)
Stock-based compensation	(45)	(40)	(87)	(79)
Other, net	(17)	9	(96)	(28)
Total unallocated expense, net	$(270)	$(358)	$(598)	$(665)

[1]	The severance charges for 2011 consist of amounts, net of state taxes, related to actions taken at our Aeronautics and Space Systems business segments. Severance charges for initiatives that are not material are included in business segment operating profit.

17

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	June 24, 2012	Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$3,802	$3,582
Receivables, net	6,569	6,064
Inventories, net	2,521	2,481
Deferred income taxes	1,327	1,339
Other current assets	581	628
Total current assets	14,800	14,094

Property, plant, and equipment, net	4,495	4,611
Goodwill	10,158	10,148
Deferred income taxes	4,186	4,388
Other noncurrent assets	4,747	4,667
Total assets	$38,386	$37,908

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,359	$2,269
Customer advances and amounts in excess of costs incurred	6,287	6,399
Salaries, benefits, and payroll taxes	1,668	1,664
Current portion of long-term debt	150	—
Other current liabilities	1,804	1,798
Total current liabilities	12,268	12,130

Long-term debt, net	6,343	6,460
Accrued pension liabilities	12,775	13,502
Other postretirement benefit liabilities	1,267	1,274
Other noncurrent liabilities	3,529	3,541
Total liabilities	36,182	36,907

Stockholders' equity
Common stock, $1 par value per share	322	321
Additional paid-in capital	19	—
Retained earnings	12,727	11,937
Accumulated other comprehensive loss	(10,864)	(11,257)
Total stockholders' equity	2,204	1,001
Total liabilities and stockholders' equity	$38,386	$37,908

18

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Six Months Ended
	June 24, 2012	June 26, 2011
Operating activities	$1,449	$1,272
Net earnings
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	464	492
Stock-based compensation	87	79
Severance charges	—	97
Reduction in tax expense from resolution of certain tax matters	—	(89)
Changes in operating assets and liabilities:
Receivables, net	(505)	(861)
Inventories, net	(38)	148
Accounts payable	91	592
Customer advances and amounts in excess of costs incurred	(111)	151
Postretirement benefit plans	(138)	622
Income taxes	(105)	196
Other, net	109	(86)
Net cash provided by operating activities	1,303	2,613

Investing activities
Capital expenditures	(306)	(328)
Net cash provided by short-term investment transactions	—	260
Other, net	8	236
Net cash (used for) provided by investing activities	(298)	168

Financing activities
Repurchases of common stock	(423)	(1,313)
Dividends paid	(653)	(524)
Proceeds from stock option exercises	235	60
Other, net	56	3
Net cash used for financing activities	(785)	(1,774)

Net change in cash and cash equivalents	220	1,007
Cash and cash equivalents at beginning of period	3,582	2,261
Cash and cash equivalents at end of period	$3,802	$3,268

19

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at Dec. 31, 2011	$321	$—	$11,937	$(11,257)	$1,001
Net earnings	—	—	1,449	—	1,449
Other comprehensive income, net of tax [1]	—	—	—	393	393
Repurchases of common stock [2]	(5)	(423)	—	—	(428)
Dividends declared [3]	—	—	(659)	—	(659)
Stock-based awards and ESOP activity	6	442	—	—	448
Balance at June 24, 2012	$322	$19	$12,727	$(10,864)	$2,204

[1]	Primarily represents the reclassification adjustment for recognition of prior period amounts related to postretirement benefit plans of $406 million.

[2]	The Corporation repurchased 2.2 million shares of its common stock for $186 million during the quarter ended June 24, 2012. For the six months ended June 24, 2012, the Corporation repurchased 4.9 million shares for $428 million. The Corporation's Board of Directors has approved a share repurchase program, authorizing an amount available for share repurchases of $6.5 billion. As of June 24, 2012, the Corporation had repurchased a total of 47.9 million shares of its common stock under its share repurchase program for $3.6 billion, and had remaining authorization of $2.9 billion for future share repurchases.

[3]	Includes dividends of $1.00 per share declared during each of the quarters ended March 25, 2012 and June 24, 2012.

20

Lockheed Martin Corporation

Operating Data

(unaudited)

	June 24, 2012	Dec. 31, 2011
Backlog	(in millions)
Aeronautics	$26,900	$30,500
Electronic Systems	24,600	24,900
Information Systems & Global Solutions	8,300	9,300
Space Systems	15,700	16,000
Total backlog	$75,500	$80,700

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
F-16	10	7	23	12
F-22	4	6	8	8
F-35	3	2	5	2
C-130J	7	7	17	13
C-5M	—	1	1	1

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